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               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [ ]
Filed by a party other than the Registrant [X]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

      COLUMBUS MCKINNON CORPORATION
 .................................................................
     (Name of Registrant as Specified In Its Charter)

      THE COLUMBUS MCKINNON SHAREHOLDERS COMMITTEE
 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                    [LETTERHEAD OF MACKENZIE PARTNERS, INC]

NEWS RELEASE

CONTACT:
Stan Kay
MacKenzie Partners, Inc.
212/929-5940

FOR IMMEDIATE RELEASE:

                    COLUMBUS MCKINNON SHAREHOLDERS COMMITTEE
                          MAILS LETTER TO SHAREHOLDERS

NEW YORK, NEW YORK, August 9, 1999 -- The Columbus McKinnon Shareholders Committee, which owns approximately 8.5% of the common shares of Columbus McKinnon Corporation (NASDAQ: CMCO), announced today that it has commenced mailing of the following letter to shareholders in connection with its solicitation to replace five directors at the Company's August 16, 1999 annual meeting:

The complete text of the Committee's letter follows:

                             [LETTER COPY ATTACHED]

                  THE COLUMBUS MCKINNON SHAREHOLDERS COMMITTEE
                          C/O MACKENZIE PARTNERS, INC.
                                156 FIFTH AVENUE
                               NEW YORK, NY 10010

                                                                  August 9, 1999

DEAR FELLOW SHAREHOLDER:

     Over the last several weeks you have been inundated with calls and letters urging you to vote one way or the other at the annual meeting on August 16, 1999. We have advocated exploring all means of maximizing shareholder value, including listening to parties interested in buying the Company. Management has responded by reaffirming the high-risk expansion strategy which has resulted in the value of your stock decreasing in the last two years. Let's review some of their claims:

             MANAGEMENT SAYS LISTEN TO THE INDEPENDENT ANALYSTS --
                                    WE AGREE

     On the one hand, management says that sale is 'not likely' to realize the Company's inherent value and that now is not the right time to sell. To back up that claim, they have sent you selected quotes from unidentified independent analysts. What they did not tell you was that in one report, on July 9, 1999, First Union also said that sale of the Company could result in a price for shareholders of $35-40 per share based on recent transactions in the industrial products sector. We have no affiliation, agreement or other arrangement with First Union, and they reached this conclusion on their own, independently. We suggest you read this and other reports to get the balanced view of the Company and its alternatives.

     We are asking shareholders to elect a board that will explore all means for maximizing value for shareholders, including sale. How can management insist that it is fully committed to maximizing value when it won't consider perhaps the most viable strategy for maximizing value?

           MANAGEMENT DID NOT TELL YOU ABOUT EXPRESSIONS OF INTEREST

     We have said that there are parties interested in discussing purchase or other transactions with the Company. Management has flatly told you that they had never received any such expressions of interest. Even within the last ten days, on a conference call Mr. Montgomery stated: 'In terms of whether or not we have received anything, no. Nothing. No indication of interest.'

     But later, in response to a question, Mr. Montgomery acknowledged that Bear Stearns, who has acted as the Company's investment banker, had received expressions of interest that had been forwarded to the Company. Mr. Montgomery stated: 'They filed a report on the call, they did not call to ask what their response should be -- they know.' Later still, Mr. Tevens said, 'So, in response to your question is that (sic) we have responded to interested parties, the answer is yes. . . . Any parties that have gone to Bear Stearns, Bear Stearns has responded to them I think appropriately, to their knowledge the company is not for sale.'

     Well, which one is it? Have there been expressions of interests or not? Decide for yourself. You can read the entire transcript, which is available from our proxy solicitors, Mackenzie Partners, toll-free (800) 322-2885, and on EDGAR.

                   ARE YOU HAPPY WITH YOUR STOCK PERFORMANCE?

     Since the LICO acquisition, your stock lost 29.57% of its value, while the S&P 500 increased 18.57%. Nevertheless, management proudly claims that shareholders have 'enjoyed' an annual return of 15% on their investment in Columbus McKinnon since the IPO in 1996.

     Let's look at the facts. The Company went public on February 23, 1996 at $15 a share. On August 5, 1999 the Company's stock closed at $20.25, an average increase in value of about 10% per year. During that same period the S&P 500 has increased from 659.08 to 1313.71, almost a 100% increase in value.

     WE DON'T ENJOY OWING STOCKS THAT DRASTICALLY UNDERPERFORM THE S&P 500. DO YOU?

                     DO YOU BELIEVE MANAGEMENT'S NEW CLAIM
                     THAT THEIR STRATEGY IS NOT HIGH RISK?

     In a recent fight letter, management tries to deny that their leveraged acquisition strategy is highly risky. But in its SEC filings, management tells a very different story. In a recent registration statement management said: 'Our inability to complete or integrate future acquisitions effectively could affect our future growth.'

     In a registration statement last year, after the LICO acquisition, management stated: 'The Company's leveraged financial position poses substantial risks . . . , including the risks that (i) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of interest
 . . . , (ii) the Company's leveraged position may impede its inability to obtain financing in the future for working capital, capital expenditures and general corporate purposes, and (iii) the Company's highly leveraged position may make it more vulnerable to economic downturns and may limit its ability to withstand competitive pressure.'

     WHAT DO YOU BELIEVE, MANAGEMENT'S CLAIMS IN THE MIDDLE OF A PROXY CONTEST, OR ITS PREVIOUS FILINGS WITH THE SEC?

                        MANAGEMENT WANTS YOU TO BELIEVE
                          THEY CONTROL THE ESOP VOTES

     You've seen management's claim that directors, officers and the ESOP own more than 30% of the common stock, and perhaps that gives you the impression that all those shares will be voted for the incumbent Board. Well, not exactly, since again, management has not given you the whole story. In fact, of that total, 10.81% is held by the ESOP, and many of those shares may not be voted for management.

     APPROXIMATELY ONE-HALF OF THE ESOP SHARES WILL BE VOTED AT THE DIRECTION OF THE EMPLOYEES THEMSELVES -- EMPLOYEES WHO MAY SEE THAT PURCHASE AS NOT JUST THE BEST WAY TO MAXIMIZE THEIR OWN SHAREHOLDER VALUE, BUT TO ENSURE STABILITY OF OPERATIONS AND EMPLOYMENT.

     Just as importantly, the rest of the ESOP shares are voted by ESOP Trustees, who, under ERISA regulations, face personal liability if they engage in a conflict of interest transaction. According to management, all the current ESOP Trustees are officers and employees, including an incumbent director who is seeking re-election. The Company has not added any fully independent, outside Trustees with no possible conflict in making this voting decision for the ESOP.

     Management's proxy makes no statement as to whether the Trustees intend to vote at the meeting, whether they can legally do so in this election, or how they intend to vote. Keep these important facts in mind when deciding on your own vote.

                   TIME IS VERY SHORT. THE ANNUAL MEETING IS
                              ONE WEEK FROM TODAY.

     Enclosed with this letter and proxy statement is a GOLD proxy card on which you can vote for the nominees of the Shareholders Committee.

     REMEMBER: EVEN IF YOU HAVE ALREADY VOTED A PROXY CARD IN FAVOR OF MANAGEMENT'S NOMINEES, YOU HAVE EVERY LEGAL RIGHT TO CHANGE YOUR MIND AND VOTE A GOLD PROXY CARD FOR THE COMMITTEE'S NOMINEES. ONLY YOUR LATEST DATED PROXY CARD WILL COUNT IN THE FINAL TALLY.

     If you have any questions about voting, please call MacKenzie Partners, Inc. toll-free at (800) 322-2885.

     On behalf of The Columbus McKinnon Shareholders Committee,

                                          Very truly yours,

                                          JEFFREY E. SCHWARZ

                                          JEFFREY E. SCHWARZ

        If you have any questions or need assistance in voting your shares or changing your vote, please contact:

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                      156 Fifth Avenue
                  New York, New York 10010
               (212) 929-5500 (Call Collect)
                             or
               CALL TOLL-FREE (800) 322-2885